Exhibit 99.1

For Immediate Release

Contacts - Investor Relations: Reed Nolte 212-852-7092
Press: Teri Everett 212-852-7070
Jack Horner 212-852-7952

News Corporation Announces Move to NASDAQ Global Select Market
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New York, NY, December 16, 2008 - News Corporation today announced that it will voluntarily transfer its stock exchange listing in the U.S. from The New York Stock Exchange to The NASDAQ Global Select Market effective December 29, 2008.

On NASDAQ, the Company's Class A common stock will trade under the symbol "NWSA" and its Class B common stock will trade under the symbol "NWS".

"Our move to NASDAQ will ensure that our stockholders have access to the most current trading technology possible. We are confident that NASDAQ's broad offerings and exceptional service, coupled with a cost-effective structure, will provide more value for our stockholders," said Reed Nolte, Senior Vice President, Investor Relations of News Corporation.

"News Corporation has been defined by innovative ideas, and its leadership in news and entertainment has changed the media landscape.  We are very pleased to welcome News Corp. to NASDAQ OMX and our family of 4,100 industry leading companies," said Bruce Aust, Executive Vice President, Global Corporate Client Group, NASDAQ OMX.

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2008 of approximately US$61 billion and total annual revenues of approximately US$33 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.